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                                                                      EXHIBIT 11

                                BACOU USA, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                               DECEMBER 31, 1997



                                             THREE MONTHS ENDED              YEAR ENDED
                                                DECEMBER 31,                DECEMBER 31,
                                             1997          1996          1997          1996
                                         -----------   -----------   -----------   -----------

BASIC:

Weighted average shares outstanding       17,590,208    17,312,200    17,383,105    16,406,022
                                         =====================================================

Net income                               $ 3,591,890   $ 3,966,491   $14,422,361   $19,376,833


Per share amount                         $      0.21   $      0.22   $      0.83   $      1.18
                                         =====================================================


DILUTED:

Weighted average shares outstanding       17,590,208    17,312,200    17,383,105    16,406,022

Net effect of dilutive stock options
  based on the treasury stock method
  using the average market price              66,741        30,115        27,597        30,103
                                         -----------------------------------------------------
Total                                     17,656,949    17,342,315    17,410,702    16,436,125
                                         =====================================================

Net income                               $ 3,591,890   $ 3,966,491   $14,422,361   $19,376,833
                                         =====================================================

Per share amount                         $      0.21   $      0.22   $      0.83   $      1.18
                                         =====================================================
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